EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-190762, 333-145258, and 333-145257) on Forms S-8 and (Nos. 333-161425 and 333-146212) on Forms S-3 of Emisphere Technologies, Inc. of our report dated March 30, 2017, relating to the financial statements of Emipshere Technologies, Inc. which report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of Emisphere Technologies, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

New York, New York

March 30, 2017